Exhibit 10.2

Grantee:
Shares:
MATRIX SERVICE COMPANY
AWARD AGREEMENT

__________________, 20__5

«Grantee»
«Address1»
«Address2»
«City», «State» «PostalCode»

Dear «FirstName»:

1.    Award.    The awards set forth in this Award Agreement (the "Award Agreement") are subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the 2012 Stock and Incentive Compensation Plan (the "Plan"), of Matrix Service Company, a Delaware corporation (the "Company"), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Restricted Stock Units.

(a)    Restricted Stock Units Award. The Company hereby grants to you an aggregate of up to ____ restricted stock units (individually, an "RSU," and collectively, "RSUs") as more specifically set forth in Section 2(e). Each RSU entitles you to receive one share of common stock, par value $.01 per share, of the Company (the "Shares") at such time as the restrictions described in Section 2(d)(ii) lapse as described in Section 2(e).

(b)    Form of Restricted Stock; Possession of Certificates. The Company shall issue the Shares you become entitled to receive hereunder by book-entry registration or by issuance of a certificate or certificates for the Shares in your name as soon as practicable after the restrictions in Section 2(d)(ii) lapse as described in Section 2(e). In the event the Company issues a certificate or certificates for the Shares, such certificates shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors that administers the Plan may deem necessary or advisable under the Plan and rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable foreign, federal or state securities laws.

(c)    Stockholder Rights Prior to Issuance of Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive dividends or other rights as a stockholder of the Company with respect to any Shares covered by the RSUs until the date of book-entry registration or issuance by the Company of a certificate to you for such Shares.

(d)    Restrictions.

(i)    Your ownership of the RSUs shall be subject to the restrictions set forth in subsection (ii) of this Section 2(d) until such restrictions lapse pursuant to the terms of Section 2(e).

(ii)    The restrictions referred to in subsection (i) of this Section 2(d) are as follows:

(A)    At the time of your termination of employment with the Company or an Affiliate, other than a termination of employment that occurs as a result of an event described in Section 2(e)(ii) or 2(e)(iii), you shall forfeit the RSUs to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.

(B)    You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, other than by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Section 2(d)(ii)(B), such attempted violation shall be null and void and without effect, and all of the Company's obligations hereunder shall terminate.

(e)    Lapse of Restrictions.

(i)     The restrictions described in Section 2(d)(ii) shall lapse with respect to the RSUs in four equal installments of 25 percent each on each of the first, second, third and fourth anniversaries of the date of this Award Agreement, such that the restrictions set forth in Section 2(d)(ii) shall have lapsed with respect to 100 percent of the RSUs on the fourth anniversary of the date of this Award Agreement.

(ii)    Notwithstanding the provisions of subsection (i) of this Section 2(e), the restrictions described in Section 2(d)(ii) shall lapse with respect to all RSUs upon the occurrence of any of the following events:

(A)    Your death or "Disability"; or

(B)    A Change of Control of the Company.

The term "Disability" shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(iii)    Notwithstanding the provisions of subsection (i) of this Section 2(e), upon the occurrence of your "Retirement," the restrictions described in Section 2(d)(ii) shall lapse with respect to a number of RSUs determined as follows: (x) the total number of RSUs awarded to you hereunder multiplied by a fraction, the numerator of which is equal to the number of full and partial months elapsed from the date of the Award to the date of your Retirement, and the denominator of which is 48, minus (y) the total number of RSUs which previously lapsed under Subsection (i) of this Section 2(e).

The term "Retirement" shall mean your voluntary "Separation from Service" (as defined in Code Section 409A), on or after the date on which you attain age 65.

(iv)    On the date of the lapse of the restrictions in accordance with this Section 2(e), or in any event, no later than the earlier of ninety (90) days after such date or two and one half months following the end of the calendar year in which the restrictions lapsed in accordance with Section 2(e), the Company will make a book-entry registration or will issue you a certificate as provided in Section 2(b) of this Award Agreement for the Shares covered by such RSUs in redemption of such RSUs.

3.    Agreement with Respect to Taxes; Share Withholding.

(a)    You agree that (1) you will pay to the Company or an Affiliate, as the case may be, in cash, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the RSUs and/or the Shares and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any taxes of any kind required by law to be withheld with respect to the RSUs and/or the Shares.

(b)    You agree that, if required by applicable law, you shall pay any taxes no later than the date as of which the value of the RSUs and/or Shares first become includible in your gross income for income tax purposes; provided, however, that the Committee may, in accordance with Article 16 of the Plan, permit you to: (i) elect withholding by the Company of Shares otherwise deliverable to you pursuant to this Award Agreement (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company's or any Affiliate's required tax withholding of obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income or such other higher amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity) and/or (ii) tender to the Company shares of Stock owned by you (or by you and your spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

4.    Adjustment of Shares. The number of Shares subject to the RSUs awarded to you under this Award Agreement may be adjusted as provided in the Plan.

5.    Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Shares, the certificate(s) for the Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

6.    Certain Definitions. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

7.    Compliance with 409A. The Company intends that this Award Agreement and the Plan either (1) comply with Code Section 409A and guidance thereunder or (b) be excepted from the provisions of Code Section 409A. Accordingly, the Company reserves the right and you agree that the Company shall have the right, without your consent and without prior notice to you, to amend either or both this Award Agreement and the Plan to cause this Award Agreement and the Plan to be so compliant or so excepted and to take such other actions under the Plan and this Award Agreement to achieve such compliance or exception.

8.    Forfeiture. You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Subsidiary, or any plan of the Company or any Affiliate in which you participate, including without limitation, the non-solicitation provisions of Section 9 below, all of your RSUs for which the restrictions have not previously lapsed in accordance with Section 2 shall be forfeited to the Company and all of your rights to receive any Shares in the future pursuant to the RSUs shall automatically terminate without any payment of consideration by the Company.

9.    Non-Solicitation.

(a)    Non-Solicitation of Employees. During the period beginning on the date of this Award Agreement and ending on the second anniversary of the date of your termination of employment with the Company or an Affiliate, regardless of the reason for your termination of employment, you shall not, directly, or indirectly by assisting others: (i) cause or attempt to cause or encourage any employee of the Company or an Affiliate to terminate his or her relationship with the Company or an Affiliate or (ii) solicit the employment or engagement as a consultant or adviser, of any employee of the Company or an Affiliate or any former employee of the Company or an Affiliate who left the employ of the Company or Affiliate within two years following your termination of employment with the Company or an Affiliate.

(b)    Reasonableness of Restriction. You agree and acknowledge that the above non-solicitation covenant is reasonable in the scope of activities restricted, the geographic area covered by the restriction and the duration of the restriction, and is necessary in that it protects the legitimate business interests of the Company and its Affiliates in its confidential information, its proprietary work, and its relationships with its employees, customers, suppliers and agents and that it does not unreasonably impair your ability to earn a livelihood or to support your dependants.

(c)    Irreparable Harm; Injunctive Relief. You agree and acknowledge that a violation by you of the non-solicitation covenant contained herein will result in immediate and irreparable harm to the Company for which there is no adequate remedy at law. You hereby agree that the Company will be entitled, in addition to any remedies it might have under this Award Agreement or at law, to injunctive and other equitable relief to prevent or curtail any threatened or actual breach of this Award Agreement by you, without the posting of bond or other security.

(d)    Extension of Covenant. During any breach of the non-solicitation provisions of this Award Agreement, the period of restraint set forth herein shall be automatically tolled and suspended for the amount of time that the violation continues.

(e)    Survival of Covenants. Your obligations pursuant to this Section 9 shall survive the termination of this Award Agreement and the termination of your employment with the Company or an Affiliate.

(f)    Attorneys' Fees. You agree to pay the Company any attorneys' fees and costs which the Company incurs in enforcing, to any extent, the provisions of this Section 9, whether or not litigation is actually commenced, and including any appeal.

10.    Designation of Beneficiary. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.

[Signature Page to Follow]

If you accept this Award Agreement and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
      Name:
      Title:

The foregoing Award Agreement is accepted by me as of ______________________, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»